Exhibit 10.3

RESTRICTED STOCK AWARD AGREEMENT

2003 LONG-TERM INCENTIVE PLAN

Name

Address

Number of shares of common stock

Grant Date

Vesting Date

1.                                      Restricted Stock Award.  Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to the individual named above shares of Common Stock of the Company, which is subject to the restrictions, limitations, and conditions contained in this Restricted Stock Award Agreement (this “Agreement”) and in the Medtronic, Inc. 2003 Long-Term Incentive Plan (the “Plan”).  In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2.                                       Restricted Stock Period.  The Restricted Stock Period is four years, and at the end of this period, if you have been continuously employed by the Company or any Affiliate and all other conditions and restrictions are met, the stock under the Award will become yours free of all restrictions (i.e., will “vest”), on a 100% cliff vesting basis, as of the Vesting Date indicated above.  During the Restricted Stock Period, the Restricted Stock is subject to the restrictions, conditions, and limitations described in this Agreement and the Plan.   In the case of your death, Disability or Retirement, you shall be entitled to receive that number of shares of Restricted Stock under the Award that has been pro rated for the portion of the Restricted Stock Period during which you were employed by the Company or any Affiliate, and with respect to such shares of Common Stock, all restrictions shall lapse.  Upon termination of your employment for any reason other than death, Disability or Retirement, any shares of Restricted Stock whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such termination of employment.  For purposes of this Agreement, the terms “Disability”  and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

3.                                       Change in Control.  Upon the occurrence of a Change in Control, all restrictions with respect to shares of Restricted Stock shall lapse.

4.                                       Forfeitures.  If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof pursuant to an Award within the period beginning six months prior to your termination of employment with the Company or its Affiliates and ending when the Award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to the Award, in the event you are involved in any of the following occurrences:  performing services for or on behalf of a competitor of, or otherwise competing with, the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies or business policies of the Company or any Affiliate, or any other occurrence determined by the Committee.  The Company’s right to require forfeiture must be exercised not later than 90 days after discovery of such an occurrence but in no event later than 15 months after your termination of employment with the Company and its Affiliates.  Such right shall be deemed to be exercised upon the Company’s mailing written notice to you of such exercise at your most recent home address as shown on the personnel records of the Company.  In addition to requiring forfeiture as described herein, the Company may exercise its rights under this

Section 4 by terminating any Award.  If you fail or refuse to forfeit the cash and/or Common Stock demanded by the Company (adjusted for any intervening stock splits), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of termination of your employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

5.                                       Rights of Shareholders.  As a recipient of Restricted Stock, you will have the rights of a shareholder of Common Stock, including the right to receive dividends and to vote such stock, at the time you are awarded the Restricted Stock.  Shares representing the Restricted Stock will be issued and held in custody by the Company for you.  All rights as a shareholder with respect to the Restricted Stock will cease, and your Restricted Stock will be forfeited, upon termination of your rights to such stock as provided in paragraph 2 or 4 above or pursuant to the provisions of the Plan.  Upon such termination, the Restricted Stock shares shall be canceled by the Company.

6.                                       Restrictive Legend.   Each certificate representing shares of the Restricted Stock will contain a statement substantially as follows:

“The shares represented by this certificate are subject to a risk of forfeiture and other restrictions, conditions, and limitations, including restrictions on transferability, as more particularly described in the Medtronic, Inc. 2003 Long-Term Incentive Plan and Restricted Stock Award Agreement covering such shares.  Such Plan and Agreement are available for inspection at the principal office of Medtronic, Inc.”

Failure to include this statement on any of the Restricted Stock certificates will not invalidate or waive the restrictions, limitations, or conditions contained in this Agreement and the Plan.

7.                                       Withholding Taxes.  You are responsible for any federal, state, local or other taxes due upon vesting of the Restricted Stock, and you must promptly pay to the Company any such taxes.  The Company and its subsidiaries are authorized to deduct from any payment to you any taxes required to be withheld with respect to the Restricted  Stock. As described in Section 4(e) of the Plan, you may elect to have a portion of the vested Restricted Stock withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Restricted Stock.  Any fractional share amount due relating to such tax withholding will be rounded up to the nearest whole share and the additional amount will be added to your federal withholding.

8.                                       No Employment Contract.  Nothing contained in the Plan or in this Agreement shall create any right to your continued employment or otherwise affect your status as an employee at will.  You hereby acknowledge that Medtronic and you each have the right to terminate your employment at any time for any reason or for no reason at all.

9.                                       Agreement.  Your receipt of the Award and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan.

Linked to the electronic Agreement are the Plan and the Plan Summary (prospectus) for your review.  You may also view and print these documents from UBS’s Internet website, Shareholder Services’ intranet website or request written copies by contacting Shareholder Services at 763.505.3030.

Shareholder Services, LC310

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN  55432-5604